EXHIBIT 99

Gander Mountain Company Reports First Quarter Results
42% Increase in Total Sales

MINNEAPOLIS, May 19, 2004 — Gander Mountain Company (Nasdaq: GMTN) today reported sales and earnings results for the first quarter ended May 1, 2004.

Total sales for the first quarter of fiscal 2004 increased 42%, or $29.3 million, to $98.7 million. Comparable store sales increased 8.7%. The net loss for the quarter was $13.6 million compared with a net loss of $11.2 million in the first quarter of fiscal 2003.

“We were satisfied with Gander Mountain’s progress in the quarter. Strong sales growth reflects our emphasis on both comparable store performance and new store development,” said Mark Baker, President and CEO.  “Gander Mountain is a highly-seasonal business both because of our hunting, fishing and camping emphasis and because of the concentration of our current stores in northern states.  First quarter results were consistent with our expectations and keep us on track to meet our overall financial plan for 2004.”

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock at a price of $16.00 per share and converted existing preferred stock to common stock.  On a GAAP basis, the per share net loss for the quarter was $10.52 per common share compared with a net loss of $15.80 per common share in the first quarter of fiscal 2003.  Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro forma net loss for the first quarter was $12.7 million, or $0.89 per share, compared to a pro forma net loss of $10.7 million, or $0.89 per share, for the first quarter of last year.

During the first quarter of fiscal 2004, the Company opened a store in Middletown, New York and another in Novi, Michigan, bringing total square footage to 2.7 million, an increase of 42% over the prior year. At May 1, 2004, the Company operated 67 stores in nine states.

“As Gander Mountain begins its life as a public company, we are well positioned to carry out our accelerated growth program,” Baker continued.  “Estimated at over $30 billion annually, the outdoor lifestyle category offers great opportunities for a value-driven, service-focused retailer like Gander Mountain.  Our 4,000 dedicated associates continue to lead our industry in serving the needs of every Gander Mountain customer.”

Fiscal 2004 Outlook

The Company’s current outlook for fiscal 2004 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release.

Full Fiscal Year 2004

•                  Sales are expected to reach $650-$700 million, an increase of 33% to 43% over fiscal 2003.

•                  Comparable store sales are expected to increase by approximately 3% to 5%.

•                  Income before income taxes is expected to be $16- $21 million, compared with $1.5 million in fiscal 2003.

•                  The Company expects to open at least 15 new stores, including two relocations, during the year, representing incremental square footage of approximately 1.0 million square feet.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  The call will also be available to investors and analysts by phone at (800) 289-0529, passcode 342752.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company, headquartered in Minneapolis, Minnesota, is a leading specialty retailer that serves the needs of outdoor lifestyle enthusiasts, with a particular focus on hunting, fishing and camping.  Focused on a “We Live Outdoors” culture, Gander Mountain stores offer competitively priced national, regional and owned brand outdoor equipment, accessories, related technical apparel and footwear.  There are currently 68 Gander Mountain outdoor lifestyle stores in nine states – Illinois, Indiana, Iowa, Michigan, Minnesota, New York, Ohio, Pennsylvania and Wisconsin.  For the nearest Gander Mountain store location, call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to our initial public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at our website at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Sharon K. Link
Senior Vice President, Finance and Administration
952-830-8000

Bob Burton
IR Squared
678-576-2991

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Gander Mountain Company

Statement of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended
	May 1, 2004	May 3, 2003
Sales	$98,719	$69,427
Cost of goods sold	79,452	57,304
Gross profit	19,267	12,123

Operating expenses:
Store operating expenses	23,632	16,160
General and administrative expenses	6,498	5,074
Pre-opening expenses	1,230	1,320
Loss from operations	(12,093)	(10,431)
Interest expense, net	1,503	816
Loss before income taxes	(13,596)	(11,247)
Income tax provision (benefit)	—	—
Net loss	(13,596)	(11,247)

Less preferred stock dividends	4,305	4,131

Loss applicable to common shareholders	$(17,901)	$(15,378)

Basic and diluted loss applicable to common shareholders per share	$(10.52)	$(15.80)

Weighted average common shares outstanding	1,701	973

Pro Forma Data (1)
Pro forma net loss applicable to common shareholders	$(12,654)	$(10,695)
Pro forma basic and diluted loss applicable to common shareholders per share	$(0.89)	$(0.89)
Pro forma weighted average common shares outstanding	14,222	12,081

Reconciliation of Pro Forma Data to GAAP
Loss applicable to common shareholders	$(17,901)	$(15,378)
Preferred stock dividends	4,305	4,131
Interest expense reduction	942	552
Pro forma net loss applicable to common shareholders	$(12,654)	$(10,695)

Weighted average common shares outstanding	1,701	973
Conversion of preferred stock	6,299	6,665
Additional shares issued in IPO	6,222	4,443
Pro forma weighted average common shares outstanding	14,222	12,081

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company’s initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date.  The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Balance Sheets

(In thousands)

	May 1, 2004	May 3, 2003	January 31, 2004
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,069	$677	$970
Accounts receivable	11,989	5,281	6,610
Inventories	226,039	157,962	180,361
Prepaids and other current assets	5,244	2,969	3,599

Total current assets	244,341	166,889	191,540

Property and equipment, net	59,748	43,053	54,421
Other assets	4,203	3,734	4,307

Total assets	$308,292	$213,676	$250,268

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$55,280	$84,095	$102,058
Accounts payable	70,369	49,773	35,957
Accrued and other current liabilities	26,873	17,593	29,892

Total current liabilities	152,522	151,461	167,907

Long term liabilities	3,359	5,187	12,570

Shareholders’ equity	152,411	57,028	69,791

Total liabilities and shareholders’ equity	$308,292	$213,676	$250,268

Gander Mountain Company

Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended
	May 1, 2004	May 3, 2003
Operating activities
Net loss	$(13,596)	$(11,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,483	1,813
Change in operating assets and liabilities:
Accounts receivable	(5,380)	(1,998)
Inventories	(45,678)	(48,000)
Prepaid expenses and other assets	(1,680)	(486)
Accounts payable and other liabilities	32,023	21,404
Net cash used in operating activities	(31,828)	(38,514)

Investing activities
Purchase of property and equipment	(7,671)	(3,572)
Net cash used in investing activities	(7,671)	(3,572)

Financing activities
Proceeds from sale of common stock, net of expenses	96,216	—
(Repayments of) proceeds from notes with affiliates	(9,839)	3,224
(Repayments of) borrowings under credit facility, net	(46,779)	38,948
Net cash provided by financing activities	39,598	42,172

Net increase in cash	99	86
Cash, beginning of period	970	591

Cash, end of period	$1,069	$677